Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group for Oplink
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Announces One-For-Seven Reverse Stock Split
Fremont, Calif., November 8, 2005 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic foundry and provider of optical networking components, today announced that its Board of Directors has approved a one-for-seven reverse split of its common stock.
The reverse split will be effective after the market close on Wednesday, November 9, 2005. Oplink’s common stock will begin trading on the Nasdaq National Market on a split-adjusted basis on Thursday, November 10, 2005. For a period of 20 trading days after the stock split, Nasdaq will append a “D” to Oplink’s stock symbol. As of October 31, 2005, Oplink had 149,277,554 shares of common stock issued and outstanding. Immediately following the reverse split, it will have approximately 21,325,000 common shares issued and outstanding.
“We believe our business is well positioned for growth in an improving market, we have a strong balance sheet, improving operating model and are generating cash from operating activities,” commented Joe Liu, president and CEO of Oplink. “We believe that now is the right time to effect a reverse split. We expect this action will provide improved earnings per share visibility and allow us to expand the shareholder base.”
Oplink’s stockholders approved a reverse stock split in the range of 1-for-3 to 1-for-10 at the 2004 Annual Meeting of Stockholders held on November 11, 2004, and granted Oplink’s Board of Directors the authority to effect a reverse stock split within such range at any time prior to the 2005 Annual Meeting of Stockholders.
Oplink will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, Oplink will issue cash to stockholders who would be entitled to receive fractional shares. Bank of New York is Oplink’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split. The exercise or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding options will be proportionately adjusted to reflect the reverse stock split. Additional information about the reverse stock split is available in Oplink’s definitive proxy statement filed with the Securities and Exchange Commission on October 5, 2004.
As previously announced, Oplink will host presentations to the investment community at the AeA Classic Financial Conference on Tuesday, November 8, and Wednesday, November 9, 2005. The conference will take place at the Manchester Grand Hyatt in San Diego, California. A live audio webcast of one of Oplink’s presentations will be available at http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=OPLK&item_id=1097745, on November 9, at 8:00 a.m. Pacific Time. The presentation will also be available on the Investor Relations section of

Oplink’s corporate website at http://investor.oplink.com and via replay, beginning approximately two hours after its completion, for approximately thirty days.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
This news release contains forward-looking statements, including without limitation the statements regarding Oplink being well positioned for growth in an improving market and having an improving operating model and the belief that the reverse stock split may result in enhanced earnings per share visibility for Oplink and increased interest from institutional and other investors, that involve risks and uncertainties, which may cause actual results to differ substantially from expectations. These risks include, but are not limited to, the potential for a downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the risk that the reverse split may have a negative rather than positive or neutral effect on Oplink’s market capitalization, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
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